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                                                           EXHIBIT NO. 99.10(a)

                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement No. 33-68310 of MFS Series Trust XI, of our report dated November 6, 2003 appearing in the annual report to shareholders for the year ended September 30, 2003 for MFS Union Standard Equity Fund, a series of MFS Series Trust XI, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE, LLP
----------------------------
Deloitte & Touche, LLP

Boston, Massachusetts
January 23, 2004